SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549




                              FORM 8-K
                           CURRENT REPORT



   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (date of earliest event reported): June 19, 2000


                     BRADLEY PHARMACEUTICALS, INC.
        (Exact name of registrant as specified in its charter)

       Delaware              0-18881                22-2581418
    (State or other       (Commission              (IRS Employer
    jurisdiction of       File Number)             Identification No.)
    incorporation)


       383 Route 46 West, Fairfield, New Jersey          07004
       (Address of principal executive office)         (Zip Code)



       Registrant's telephone number, including area code: (973) 882-1505






Item 1. Changes in Control of Registrant

       Not Applicable

Item 2. Acquisition or Disposal of Assets

       Not Applicable

Item 3. Bankruptcy or Receivership

       Not Applicable

Item 4. Changes in Registrant's Certifying Accountant

       Not Applicable

Item 5. Other Events

     On June 19, 2000, LaSalle Business Credit, Inc. ("LaSalle") further amended the Loan Agreement by reducing future funding through the use of the acquisition note by $1 million, decreasing the revolving asset-based credit facility by $1.5 million, increasing the interest rate by 1/2% for the acquisition note, increasing the interest rate by 1/2% for the revolving asset-based credit facility, and reduced certain covenants to more favorable terms for future quarters.

     The amended Loan Agreement is now comprised of a $3.5 million revolving asset-based credit facility and a $1.5 million acquisition note. Advances under the revolving credit facility are calculated pursuant to a formula, which based on the Company's then "eligible" accounts receivable and inventory levels. This loan agreement has an initial term of three years, requires an annual fee, and is subject to an unused credit line percentage fee. Interest now accrues on amounts outstanding under this Loan Agreement at the rate equal to the prime rate of interest, announced from time to time, by LaSalle National Bank plus
1 1/2% for the revolving credit facility and plus 2 1/2% for the amount outstanding for the acquisition note. The Company's obligations under this loan have been collateralized by granting to LaSalle a lien on substantially all the assets of the Company. A copy of the amendment is attached as an exhibit to this Form 8-K.

Item 6. Resignation of Registrant's Directors

       Not Applicable

Item 7. Financial Statements and Exhibits

       (a) Financial statements of business acquired.

           Not Applicable

       (b) Pro forma financial information

           Not Applicable

       (c) Exhibits

           10- Waiver and Amendment No. 3 to Loan and Security Agreement dated June 19, 2000 between the Company and LaSalle Business Credit, Inc.- page 4


                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      BRADLEY PHARMACEUTICALS, INC.


                                      By: /s/ Daniel Glassman
                                          __________________________
                                          Daniel Glassman
                                          Chairman, President and CEO





Dated:  June 23, 2000